Exhibit 99.1

Ampio Intends to Distribute Aytu BioScience Stock to Ampio Shareholders

ENGLEWOOD, CO., November 2, 2015 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that it intends to distribute most of its 11,626,068 shares of Aytu BioScience stock directly to Ampio shareholders. This distribution will constitute over 70% of the Aytu shares outstanding at this time. Aytu will file a post-effective amendment to its registration entitlement covering the stock in the distribution.

Michael Macaluso, Ampio’s CEO explained: “As Ampio shareholders are aware, Ampio management is focused on completing the last of the pivotal clinical trials, filing the BLAs and then commercialization of AmpionTM and OptinaTM as treatments for the inflammatory conditions of osteoarthritis (OA) and diabetic macular edema (DME) respectively. The discoveries of our scientific founder, Dr. David Bar-Or, demonstrate promise in the treatment of other inflammatory diseases as well. We formed Aytu BioScience (http://aytubio.com/) as a stand-alone company with the goal of accelerating the rate at which other significant discoveries of Dr. Bar-Or’s, for diagnosing and treating urologic diseases, could be commercialized to the benefit of Ampio Shareholders. The Ampio Board believes that the distribution of Aytu stock will, among other benefits, (i) provide both companies greater flexibility to focus on their distinct growth and development strategies within their respective core markets, enabling them to create significant value for shareholders, customers and employees and (ii) enable each company to better allocate resources to meet the needs of their respective businesses, pursue distinct capital allocation strategies, intensify focus on growth and development priorities, and provide a clearer investment thesis to attract a long-term investor base best-suited to each company.”

“Aytu has already acquired two commercial/revenue generating drug assets and has identified several other potential product acquisitions. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products and late-stage development assets, leveraging its commercial team and expertise to further build those brands within well-established markets.”

“The record date, payment date and distribution ratio will be determined by Ampio’s Board after the SEC has declared the registration statements effective. The details will be announced in a press release and SEC filing. Ampio expects that the distribution will be treated as a return of capital for most Ampio shareholders, which will reduce their individual tax basis in their Ampio stock, but not require the payment of any tax as a result of the distribution.”

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Investor Contact:

Gregory A. Gould

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6513

Email: ggould@ampiopharma.com

About Aytu BioScience, Inc.

Aytu BioScience, Inc. is a commercial-stage specialty healthcare company focused on urological and related conditions. The Company’s products includes FDA-approved ProstaScint®(capromab pendetide), a radio-labeled monoclonal antibody that targets Prostate Specific Membrane Antigen (PSMA), a protein highly expressed by prostate cancer; as well as Primsol®(trimethoprim oral solution), the only FDA-approved oral solution of trimethoprim, the standard therapy for urinary tract infections. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products and late-stage development assets, leveraging its commercial team and expertise to further build those brands within well-established markets.

Investors & Media Contacts:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664

Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statements:

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “plan,” “continue”, “present,” “could,” “may,” “will be,” and similar expressions. These forward-looking statements include statements regarding Ampio’s plans with respect to the distribution of Aytu shares, AmpionTM and OptinaTM and their affects, which are subject to the risks associated with clinical trials, regulatory approvals, and changes in business conditions and similar events. These forward-looking statements also include statements regarding Aytu’s strategic plans and their ability to acquire potential products. These risks include the uncertainty of the regulatory response to the sufficiency of trial data and trial design, that regulatory approval may not be obtained or delayed, the risks and uncertainties detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and, the risks of timing or the ability to effect the Aytu spin-off. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.